EXHIBIT 4.13

LOAN AGREEMENT

This Agreement is entered into on May 27, 2015 in Shanghai, China between the parties below upon their full and friendly negotiation and intending to be legally bound:

Party A:	Acorn Information Technology (Shanghai) Co., Ltd.

Legal Address:	Room 669-05, No. 2 Building, No. 351 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai

Party B:

Kuan Song

ID Card No.:	410503198209212012

Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Pan Zong

ID Card No.	ID: 410901198605200020

Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

1.	Loan

(1)	Subject to the terms of this Agreement, Party A agrees to make available to Party B the following loans: Party A has already made a loan to Party B in an aggregate amount of 118,000,000 yuan. The term of loan shall be of ten years commencing from the date hereof. This Agreement shall be automatically extended for another ten years except that Party A may terminate this Agreement in writing three months before its expiration. Party B shall prepay the loan hereunder if any of the following events occurs during the term hereof or any extension thereof:

a.	Party B dies, losses civil capacity or becomes a person with qualified civil capacity;

b.	Party B is no longer employed by Party A or any of its affiliates or any other enterprises recognized by Party A;

c.	Party B is engaged or involved in criminal offence;

d.	Party B is unable to pay an indemnity in excess of RMB1 million claimed by any third party against it;

e.	Once permitted by laws and regulations, Party B may repay the loan in such a manner as provided herein upon Party A’s issuance of a written notice to Party B.

Upon the occurrence of such event as described in the above section (e), Party A and Party B shall promptly negotiate with respect to Party B’s repayment of relevant loan to Party A in such a manner as provided herein; upon the occurrence of such events as described in the above section (a) to (d), if Party B is still unable to repay the loan in such a manner as provided herein as limited by applicable laws, Party B shall transfer all of its rights and obligations hereunder to such persons as designated by Party A.

(2)	Party B agrees to accept the above loan made by Party A and undertakes that such loan will be used to:

a.	invest in and establish Shanghai Acorn Network Technology Development Co., Ltd. (“Acorn Network Technology”)in China; or

b.	acquire equity interests in Beijing Acorn Trade and Development Co., Ltd. (“BATD”); or

c.	increase registered capitals in the above two companies.

(3)	Party A and Party B agree and acknowledge that the loan shall be repaid by Party B solely by Party B’s transfer of all of its existing or future equity interests in Acorn Network Technology and BATD to Party A or a third party designated by Party A, either a legal person or a natural person; the transfer price shall be the lowest price then permitted by the laws of China; any proceeds received by Party B from its holding or transfer of all equity interests in Acorn Network Technology and BATD in excess of the amount of the loan actually borrowed from Party A to Party B shall be used to fulfill the repayment obligation hereunder. The loan hereunder shall be deemed to have been repaid in full and implemented once Party B has repaid the loan made by Party A in the aforesaid manner.

(4)	Party A and Party B agree that Party A shall have the right, but not be obligated, to purchase or designate a third party to purchase all or part of the existing or future equity interests held by Party B in Acorn Network Technology and BATD. Simultaneously with the execution of this Agreement, Party A and Party B shall enter into an exclusive purchase agreement (“Exclusive Purchase Agreement”), whereby Party B irrevocably grants Party A or a third party designated by Party A an exclusive right to purchase all of its existing or future equity interests in Acorn Network Technology and BATD. Accordingly, Party B undertakes to execute an irrevocable power of attorney, authorizing Party A to exercise all or part of Party B’s existing or future rights as a shareholder of Acorn Network Technology and BATD.

2.	Representations and Warranties

(1)	Party A warrants that, as of the execution of this Agreement until the termination of this Agreement:

a.	Party A is a wholly-foreign owned enterprise established under the laws of China;

b.	Party A has obtained all requisite and appropriate approval and authority to enter into and perform this Agreement. The execution and performance of this Agreement are in consistency with the business cope, articles of association and other corporate documents of Party A;

c.	The execution and performance by Party A of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party A, nor shall they violate any agreement entered into between Party A and any third party; and

d.	This Agreement shall become legally effective once it is signed and Party A shall perform all of its obligations hereunder.

(2)	Party B warrants that, as of the execution of this Agreement until the termination of this Agreement:

a.	Acorn Network Technology and BATD are limited liability companies duly established and existing under the laws of China;

b.	Party B has obtained all requisite and appropriate approval and authority to enter into and perform this Agreement;

c.	The execution and performance by Party B of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party B, nor shall they violate any agreement entered into between Party B and any third party;

d.	This Agreement shall become legally effective once it is signed and Party B shall perform all of its obligations hereunder;

e.	Except for the equity pledge agreement to be entered into between the parties (“Equity Pledge Agreement”), Party B does not and will not create any mortgage, pledge or other security on the equity interest in Acorn Network Technology and BATD or enter into a purchase and sale or transfer agreement with a third party other than an affiliate of Party A;

f.	There is no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened against Party B or its equity interest in Acorn Network Technology and BATD; and

g.	Each of Acorn Network Technology and BATD has obtained and completed all governmental approvals, permits and registration necessary for it to be engaged in the business and own it assets within its business scope;

h.	Each of Acorn Network Technology and BATD has no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened.

3.	Party B’s Obligations

(1)	As all existing or future shareholders of Acorn Network Technology and BATD, Party B undertakes during the term of this Agreement that each of Acorn Network Technology and BATD shall:

a.	not supplement or amend its articles of association in any manner or increase or decrease its registered capital or change its shareholding structure in any manner, without Party A’s prior written consent;

b.	prudently and effectively maintain its operation activities according to good financial and business standards and not be dissolved, liquidated or bankrupt;

c.	not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets or incomes or create legal encumbrance on the security interest in its assets or incomes, at any time without Party A’s prior written consent;

d.	not incur, succeed to, guarantee or permit the existence of any debts, except those debts are incurred during its normal business operation or agreed to or confirmed by Party A in advance;

e.	not enter into any material contract (exceed RMB1 million in value), without Party A’s prior written consent;

f.	not provide loan or security to any third party, without Party A’s prior written consent;

g.	provide Party A with all of its operation information and financial conditions at the request of Party A;

h.	purchase insurance from insurance companies acceptable to Party A in such amounts and of the kinds as are customarily carried and insured against by companies doing similar business and having similar assets in the place where it is located;

i.	not split or consolidate with, purchase or invest in any third party without Party A’s prior written consent;

j.	promptly notify Party A of any lawsuit, arbitration or administrative dispute with respect to its assets, business or incomes once it is occurred or is likely to occur;

k.	not distribute dividends to its shareholders in any manner without Party A’s prior written consent; promptly distribute dividends to its shareholders at the request of Party A;

l.	strictly comply with the provisions in the Exclusive Purchase Agreement and be prohibited from any act or omission which would affect the validity and enforceability of the Exclusive Purchase Agreement.

(2)	Party B undertakes that it shall:

a.	not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in the equity interest held by it in Acorn Network Technology and BATD or create legal encumbrance on the security interest in such equity interest at any time without Party A’s prior written consent, except as provided in the Equity Pledge Agreement;

b.	cause the directors appointed by it not to approve the transfer, mortgage or otherwise disposal of the lawful rights and interests in and to the equity interest held by it in Acorn Network Technology and BATD or the creation of legal encumbrance on the security interest in such equity interest, except to Party A or a third party designated by Party A;

c.	cause the directors appointed by it not to approve consolidation with, purchase of or investment in a third party by Acorn Network Technology and BATD and not to make resolution or matter which is in violation of the warranties made by Party B to Party A in Section 3 hereof, without Party A’s prior written consent;

d.	promptly notify Party A of any lawsuit, arbitration or administrative dispute with respect to its equity interest once it is occurred or is likely to occur;

e.	be prohibited from any action or omission which would have a material effect on the assets, businesses or liabilities of Acorn Network Technology and BATD, without Party A’s prior written consent;

f.	appoint natural persons designated by Party A to serve as directors of Acorn Network Technology and BATD at the request of Party A;

g.	to the extent permitted by the laws of China, promptly and unconditionally transfer all of its equity interests in Acorn Network Technology and BATD to Party A or a third party designated by Party A at any time and at the request of Party A and cause other shareholders of Acorn Network Technology and BATD to waive their right of first refusal with respect to such transfer;

h.	to the extent permitted by the laws of China, cause other shareholders of Acorn Network Technology and BATD (if any) to promptly and unconditionally transfer all of their equity interest in Acorn Network Technology and BATD to Party A or a third party designated by Party A at any time and at the request of Party A and waive their right of first refusal with respect to such transfer;

i.	not approve Acorn Network Technology and BATD to distribute dividends to their shareholders in any manner, without Party A’s prior written consent; promptly approve Acorn Network Technology and BATD to distribute dividends to their shareholders at the request of Party A;

j.	strictly comply with the provisions of this Agreement, Equity Pledge Agreement and Exclusive Purchase Agreement and be prohibited from any act or omission which would affect the validity or enforceability of the above agreements.

4.	Notice

Unless there is a written notice regarding change of address, all notices relating to this Agreement shall be addressed to the following address and delivered by personal delivery, fax or registered mail. If notice is given through registered mail, the date on the confirmation slip shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the original copy of the notice shall be sent to the following relevant address by personal delivery or by registered mail.

Acorn Information Technology (Shanghai) Co., Ltd.

Address:	Room 669-05, No. 2 Building, No. 351 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai

Kuan Song

Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Pan Zong

Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

5.	Governing Law and Dispute Resolution

(1)	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

(2)	Disputes arising out of or in connection with this Agreement shall first be resolved through consultation between the parties. If a dispute cannot be resolved within 30 days after consultation begins, either party may bring the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration under the auspices of three arbitrators designated in accordance with its rules. The arbitration award shall be final and binding upon the parties.

(3)	During the course of settlement of dispute, the parties hereof shall continue to perform other provisions hereunder, except for the matters in dispute.

6.	Miscellaneous Provisions

(1)	This Agreement shall be concluded after it is signed or affixed seals by the parties. The parties agree that this Agreement shall take effect as of the execution date. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all oral and written prior understandings and agreements between the parties with respect to the subject matter. This Agreement shall not be amended without the consent of Party A’s auditing committee or other independent committees of its board.

(2)	Any successor to a party hereto shall assume the rights and obligations of such party hereunder.

(3)	The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

(4)	This Agreement is executed in three original copies, with one for each of the parties. The parties may execute more counterparts if necessary.

[Signature Page of the Loan Agreement]

Acorn Information Technology (Shanghai) Co., Ltd. (Corporate Seal) (chopped)

Legal Representative: /s/ Yang Dongjie (Signature)

/s/ Kuan Song (Signature)

/s/ Pan Zong (Signature)